Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Introgen Therapeutics, Inc. 2000 Stock Option Plan of our report dated January 21, 2003, with respect to the consolidated financial statements of Introgen Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

April 18, 2003